Exhibit 10

EXECUTION COPY

SECOND AMENDED AND RESTATED

ALLIANCE AGREEMENT

by and among

SENECA FOODS CORPORATION,

GENERAL MILLS OPERATIONS, LLC

and

GENERAL MILLS, INC.

September 28, 2009

Note:  Certain portions of this agreement, indicated by an "*",  have been omitted pursuant to a request for confidential treatment filed via paper with the Securities and Exchange Commission.

TABLE OF CONTENTS

DEFINITIONS		2

ARTICLE I SERVICES, SPECIFICATIONS AND ACCOUNTING PRINCIPLES		9
1.1	The Services	9
1.2	Specifications	9
1.3	Additional Products	9
1.4	Accounting Principles	9

ARTICLE II TERM		10

ARTICLE III PRICE AND PAYMENT TERMS		10
3.1	General Pricing Principles	10
3.2	Transfer Prices	11
3.3	[Intentionally omitted]	11
3.4	Special Pricing Exceptions	11
(a)	Non-Vegetable Costs	11
(b)	One-Time IME Calculation	11
3.5	Price Assumptions; Title Transfer.	12
3.6	Payment Terms.	12
(a)	Product Purchases	12
(b)	Management Fee Invoices	13
(c)	Year-End True-Up Procedures	13
(d)	“Open Book Policy”	14
(e)	Management Fee Calculations.	14
3.7	Ancillary Services and Other Special Services	16
3.8	GMOL Right of Offset	16
3.9	Pricing for Products Sold by GMOL to Seneca	16

ARTICLE IV VOLUME		17
4.1	Preliminary Pack Plan	17
4.2	Seneca Projection	17
4.3	GMOL’s Purchase Commitment	17
4.4	Pack and Commitment Variations	17

ARTICLE V FINISHED PRODUCT SCHEDULING		18
5.1	Finished Product Scheduling.	18
5.2	Labeling Capacity Requirements	18
5.3	Packaging Supplies.	18

ARTICLE VI INVENTORY MANAGEMENT		18
6.1	[Intentionally omitted]	18
6.2	Warehousing Requirements.	18
6.3	Warehousing Costs	18
6.4	Inventory Shipping	19
6.5	Negative Pledge	19
6.6	Non-Fancy Product	19

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ARTICLE VII CAPITAL EXPENDITURES		19
7.1	RCP Program	19
7.2	Amortization of RCP Investment	21
7.3	Approval of Capital Projects	21
7.4	[Intentionally omitted]	21
7.5	Sales Tax Refunds	21

ARTICLE VIII COST REDUCTIONS		22
8.1	Cost Reduction Incentives	22
8.2	Cost Reduction in Supply Procurement	22
8.3	Cost Reduction in Seed Production and Research & Development Assistance	22

ARTICLE IX INSURANCE, TITLE AND RISK OF LOSS		22
9.1	Title; Risk of Loss	22
9.2	Insurance	22
(a)	Worker’s Compensation Insurance	23
(b)	Commercial General and Excess Liability Insurance	23
(c)	Automobile Public Liability Insurance	23
(d)	Storage Activities	23

ARTICLE X QUALITY PERFORMANCE REQUIREMENTS		23
10.1	General	23
10.2	Plant Inspection and Assessment	24
10.3	Product Quality.	24
(a)	Approved Varieties	24
(b)	Thermal Processing	24
(c)	Quality	25
(d)	Release of Product	25
(e)	Samples	25

ARTICLE XI PROPRIETARY SEED		25
11.1	General Rules	25
11.2	Limited License	25
11.3	Pea Seed Development	25
11.4	Right to Use	25
11.5	Third Party Contractors	26
11.6	No Mixing	26

ARTICLE XII WARRANTIES, CLAIMS AND LIABILITIES		26
12.1	Pure Food Guaranty	27
12.2	Good Manufacturing Practices	27
12.3	Damages	27
(a)	Seneca	27
(b)	GMOL	27
12.4	Survival	27

ARTICLE XIII [Intentionally omitted]		27

ARTICLE XIV [Intentionally omitted]		27

- ii -

ARTICLE XV INFORMATION SYSTEMS		28
15.1	MIS	28
15.2	GMOL Property	28
15.3	[Intentionally omitted]	28
15.4	Software Security	28
15.5	[Intentionally omitted]	28

ARTICLE XVI CONFIDENTIALITY		28
16.1	Acknowledgement	28
16.2	Disclosure of Confidential Information	28
16.3	Unprotected Data or Disclosures	29
16.4	No License Granted By Disclosure	29
16.5	No Independent Use Contemplated	29
16.6	Additional Protection	29
16.7	Survival of Obligations After Agreement Termination	29
16.8	No Disclosure of Agreement	30
16.9	Remedies	30

ARTICLE XVII TRADEMARKS, TRADENAMES, SERVICE MARKS AND REGISTERED MARKS		30

ARTICLE XVIII DISPUTE RESOLUTION		31
18.1	SALT	31
18.2	Steering Committee	31
18.3	Mediation	31
18.4	Choice of Law	32

ARTICLE XIX TERMINATION		32
19.1	Termination Rights	32
19.2	Effects of Termination	32

ARTICLE XX FORCE MAJEURE		34

ARTICLE XXI EXCLUSIVITY		35

ARTICLE XXII ASSIGNMENT AND RELATIONSHIP		35
22.1	Assignment to Affiliates	35
22.2	Relationship of Independent Contractors	36
22.3	Independent Labor Obligations	36

ARTICLE XXIII MISCELLANEOUS		36
23.1	Notices	36
23.2	Publicity	36
23.3	Survival	37
23.4	Severability	37
23.5	Section Headings	37
23.6	[Intentionally Omitted]	37
23.7	Compliance with Law	37
(a)	Fair Labor Standards Act	37
(b)	Equal Opportunity Employment and Affirmative Action	37

- iii -

23.8	General Mills Obligations	37
23.9	Board Observation Rights	37
23.10	Entire Understanding	38
(a)	Exhibits	38
(b)	Quality Documents	39
(c)	Performance Goals	39
23.11	No Seneca Breach	39
23.12	Security Documents	39

-iv -

SECOND AMENDED AND RESTATED
ALLIANCE AGREEMENT

           This Second Amended and Restated Alliance Agreement (the “Agreement”) is effective this  1st_____ day of April ____________, 2009 (“Revised Effective Date”), by and among GENERAL MILLS OPERATIONS, LLC, having its principal offices at One General Mills Boulevard, Minneapolis, Minnesota 55426 (“GMOL”), SENECA FOODS CORPORATION, having its principal offices at 3232 S. Main Street, Marion, New York 14505 (“Seneca”) and, solely for the purposes set forth in Section 23.8 hereof, GENERAL MILLS, INC., having its principal offices at One General Mills Boulevard, Minneapolis, Minnesota 55426 (“General Mills”).

WITNESSETH

           WHEREAS, in 1994 The Pillsbury Company (“Pillsbury”) owned 11 vegetable processing and manufacturing facilities located in the Midwest and Northwest areas of the United States (the “Pillsbury Plants”);

           WHEREAS, in 1994 Pillsbury closed five of the Pillsbury Plants and sold the other six Pillsbury Plants to Seneca pursuant to the Sale Agreement (as defined herein), and Seneca agreed to produce and sell vegetables to Pillsbury;

           WHEREAS, GMOL, the successor to Pillsbury, markets and sells certain shelf-stable and frozen products under the Green Giant® brand and other General Mills brands (the “Products”);

           WHEREAS, Seneca owns fruit and/or vegetable processing and manufacturing facilities located in the West, Midwest and Northeast areas of the United States, and Seneca is engaged in businesses similar to the manufacture of the Products;

           WHEREAS, GMOL has particular expertise in the marketing and selling functions and Seneca has particular expertise in the acquiring, processing, manufacturing and packaging of products similar to the Products;

           WHEREAS, each of GMOL and Seneca has determined that it would be mutually beneficial to continue the strategic alliance of the parties through which Seneca engages in the sourcing, processing, manufacturing and packaging of the Products, and GMOL distributes, markets and sells the Products, as contemplated herein;

           WHEREAS, GMOL desires to have, and Seneca desires to provide to GMOL, a long-term, strategic supply alliance for the Products;

           WHEREAS, Seneca intends to provide GMOL with such long-term, strategic alliance supply from certain Plants identified on Exhibit A hereto;

WHEREAS, GMOL and Seneca wish to set forth herein their agreement with respect to the terms and conditions under which Seneca will supply the Products to GMOL from such Plants;

           WHEREAS, the parties understand that their relationship is strategic in nature and is intended to provide long-term value for each party; and that the parties desire a strategic alliance that recognizes the importance of flexibility, open communication, and management time and commitment;

           WHEREAS, GMOL and Seneca are parties to that certain First Amended and Restated Alliance Agreement, entered into on December 8, 1994, as amended February 10, 1995, as amended by Amendment No. 1 thereto dated February 25, 1997, Amendment No. 2 thereto dated July 1, 1998, Agreement to Amend First Amended and Restated Alliance Agreement (including Amendment No. 3 to Alliance Agreement included therein) dated May 23, 2002 and Amendment No. 4 thereto dated November 17, 2004 (such First Amended and Restated Alliance Agreement, together with the listed amendments, and all other amendments and other agreements, whether orally or in writing, made by the parties on or before the Revised Effective Date, is referred to herein as the “Previous Agreement”); and

           WHEREAS, GMOL and Seneca wish to amend and restate the Previous Agreement in its entirety.

           NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

DEFINITIONS

           As used herein, the following terms shall have the following meanings:

           “Acceptable Cases” means Standard Cases of Product from an Approved Plant.

.           “Accounting Procedures” means, collectively, the accounting principles and procedures governing all aspects of accounting for the expenses, depreciation, overhead charges, pricing of the Products and any other accounting elements of the parties’ arrangements under this Agreement, as set forth in Exhibit B hereto.

“Admin Costs” means, for any Product (identified by SKU), the aggregate administrative expenses for Seneca’s Fruit and Vegetable Operations (formerly the Vegetable Division).  The definition of “Admin Costs” shall include wages, benefits, corporate overhead and associated expenses, but shall exclude sales and marketing expenses.  An example of “Admin Costs” is attached hereto and incorporated herein as Exhibit V.

“Agreement” means this Second Amended and Restated Alliance Agreement as amended from time to time

           “Alliance Plants” means, collectively, the “Core Alliance Plants” and the “Non-Core Alliance Plants.”  .

           “Ancillary Services” means special services such as sample requests and other activities not directly contributing to Product production which are requested by GMOL and performed by Seneca.

“Approved Capital Projects” means those capital expenditures of any amount designed to increase production, efficiency, safety or other significant business measurement at the Alliance plants and approved by SALT after the Revised Effective Date.

 “Approved Plant” means Plants approved by GMOL pursuant to Section 10.2 hereof.

           “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions are required or authorized to close in New York City.

           “Change in Control” shall mean:

           (a)           the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, which is not, on the date hereof, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of Seneca’s then outstanding voting securities has become such a beneficial owner in a transaction or series of transactions; or

           (b)           the shareholders of a corporation shall have approved: (i) any consolidation or merger in which such corporation is not the continuing or surviving corporation or pursuant to which shares of such corporation’s stock would be converted into cash, securities or other property, other than a merger of such corporation in which shareholders immediately prior to the merger continue to be the beneficial owner of voting securities sufficient to maintain voting control of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such corporation; or (iii) any plan of liquidation or dissolution of such corporation.

           “Conversion Schedule” means the conversion schedule set forth Exhibit B.

“Core Alliance Plants” means, collectively, the fruit and/or vegetable processing and manufacturing facilities and associated warehouses (whether leased or owned, and whether onsite or offsite) listed under the “Core Alliance Plants” heading on Exhibit A hereto.

“Cost Reduction Project” means a cost saving initiative proposed or implemented by the Plant-based continuous improvement process teams.

“Direct Costs” means, as calculated in accordance with the Accounting Procedures, for any Product (identified by SKU) produced at a Plant, the sum of all raw product costs (from sourcing of seed to harvesting of vegetables) for such Product, plus the cost of all ingredients used to process such Product at such Plant, plus, the costs of all Supplies used to package and label such Product at such Plant, plus the direct labor used in the production of such Product at such Plant.

           “Final Pack Plan” has the meaning set forth in Section 4.1(b) hereof.

“Fiscal Year” means the consecutive 12-month period beginning on April 1 and ending on the following March 31 of each year.

           “Former Alliance Plants” means, collectively, the fruit and/or vegetable processing and manufacturing facilities listed under the “Former Alliance Plants” heading on Exhibit A hereto.

           “Freight Charge” means the cost to Seneca of shipping Product from any Storage Facility or Plant to the destination designated by GMOL.  The Freight Charge shall apply only to Product with respect to which GMOL requests Seneca to arrange shipping.

“Fully Allocated Costs” means, for any Product (identified by SKU) produced at a Plant, the sum of the (i) IME allocated to such Product per Standard Case for the Fiscal Year in which the Product is produced plus (ii) Variable Costs per Standard Case to manufacture such Product for such Fiscal Year plus (iii) the Admin Costs properly allocated to such Product per Standard Case for the Fiscal Year in which such Product is produced plus (iv) depreciation for Approved Capital Projects.  *

           “General Mills” means General Mills, Inc., a Delaware corporation.

           “GMOL” means General Mills Operations, LLC, a Delaware limited liability corporation.

           “GMOL Can Contracts” has the meaning set forth in Section 3.4(c) hereof.

           “GMOL Cases” means the actual number of Acceptable Cases of all Products produced by Seneca for GMOL at the Plants and shipped therefrom during the Fiscal Year in which the Product is produced.

           “GMOL’s Annual Commitment” means all Acceptable Cases of Product produced by Seneca in conformity with the Final Pack Plan, as modified through May 15 of any Fiscal Year, agreed to be purchased by GMOL in such Fiscal Year.

           “IME” means, for any Product (identified by SKU), the aggregate indirect manufacturing expenses plus the aggregate warehousing costs for such Product at the Plant or Plants at which such Product was produced for a Fiscal Year, as more particularly described in the Accounting Procedures. IME costs are those that cannot be discretely identified as part of the production process and may be incurred in the year round operation of the Plants.

           “IME Holiday Amount” has the meaning set forth in Section 3.4(b) hereof.

           “Information” means, collectively, specifications, designs, plans, drawings, information, data, formulas, or other business or technical information whether such information is provided in writing, orally, by samples or by observation.

           “Management Fee” means the amount paid by GMOL to Seneca for various financing related items, as further described in Section 3.6.

           “Mandatory Purchase Date” means, with respect to any Product (identified by SKU) in each Fiscal Year, the date on which GMOL will purchase all Acceptable Cases of such Product.  The parties intend that the Mandatory Purchase Date for all Acceptable Cases of each Product category shall occur as soon as reasonably possible after the completion of the Pack for that Product category (the parties agree that the typical process is for the purchase to occur no longer than the fifth (5th) day following the Saturday after completion of the Pack, or sooner if possible).

           “Marks” means, collectively, a party’s trade names, logos, trademarks, service marks, trade devices, symbols, codes specifications, abbreviations or registered marks or contractions or simulations thereof.

           “MIS” means management information systems.

“Net Free Cash Flow” means for any Fiscal Year, the depreciation recognized in the RCP Plants, less the principal payments made by Seneca on the Note during such Fiscal Year, less any capital expenditures prior to the Revised Effective Date, made by Seneca at any RCP Plant during such Fiscal Year (and approved by GMOL to the extent required herein).

           “Note” means that certain promissory note defined in the Sale Agreement as the “Note.”

“Non-Core Plants” means the Seneca plants at Geneva, NY Rochester, MN and Cumberland, WI as listed on Exhibit A.

           “Other Seneca Plants” means, collectively, all of the fruit and/or vegetable processing and manufacturing facilities owned or operated by Seneca from time to time during the term of this Agreement, except for the Alliance Plants.

“Original Effective Date” means the date of the original Alliance Agreement, which was December 8, 1994.

“Pack” means the annual harvest and processing for each major Product crop category.

“Parent” is defined in Section 23.2.

    “Per Case Tolling Fee” means the following:

a.	* per Standard Case (including Standard Cases of Products sourced by Seneca on behalf of GMOL) from the Original Effective Date through the Revised Effective Date.

b.	For the 2010 Fiscal Year, the Per Case Tolling Fee shall be * per Standard Case.

c.	For the 2011 and subsequent Fiscal Years, the Per Case Tolling Fee shall equal the following:

i.	The nearest * based upon *, and the base toll fee being * per standard case (the parties agree that if *, the parties shall agree upon an * on a go-forward basis).

ii.	The Per Case Tolling Fee shall be revised for each Fiscal Year *, and shall be in force for the subsequent Fiscal Year.

iii.	The Per Case Tolling Fee shall be calculated each year by * by * (rounding to the nearest hundredth place), subtracting *, dividing that number by *, and then adding *.

a) Thus, for *, then that figure would be divided *.  Subtracting * from * yields *.  Dividing *.  * is that added to that number to equal the new Per Case Tolling Fee of *.

    “Pillsbury” is defined in the recitals to this Agreement.

           “Plants” means, collectively the Alliance Plants plus the Other Seneca Plants.

           “Preliminary Pack Plan” means GMOL’s annual projected volume requirements for all Products to be produced at the Plants for any Fiscal Year, identifying such requests separately by seed type for each major crop category, in the form delivered by GMOL to Seneca on or before December 1 of the immediately preceding Fiscal Year.

           “Processes” means production processes.

           “Product Inventory” means the inventory of Product produced at any Plant during the term hereof and held by Seneca for GMOL.

           “Product Specifications” means those specifications for producing Product constituting part of the Quality Documents previously delivered by GMOL to Seneca, as such specifications may be modified in accordance with the terms of this Agreement.

           “Products” are defined in the recitals to this Agreement.

           “Proprietary Seed” means all vegetable seed products developed by or for GMOL in which GMOL claims a proprietary interest and which are used for growing raw vegetables for Products.

           “Quality Documents” means, collectively, the Product Specifications, quality systems manual and other quality documents provided to Seneca by GMOL and incorporated by reference herein.

           “RCP” is the methodology for determining the RCP Capital Finance Charge, as defined herein.

“RCP Principal Balance” has the meaning set forth in Section 7.1 hereof.

           “Released Orders” means the production schedule (of Product) developed by Seneca based upon GMOL’s rolling, 12-week demand forecast.

“Revised Effective Date” means April 1, 2009.

           “Sale Agreement” means that certain Asset Purchase Agreement, dated December 8, 1994, by and between Pillsbury and Seneca, as amended as of February 10, 1995.

           “SALT” means the Strategic Alliance Leadership Team established by the parties pursuant to Section 18.1 hereof.  The SALT shall have the authority, except as to matters with respect to which the Steering Committee has authority, to make tactical decisions regarding the business arrangements between the parties.

“Seneca” means Seneca Foods Corporation, a New York corporation.

           “Seneca Cases” means the actual number of Standard Cases of all products produced by Seneca for itself at the Plants during the Fiscal Year in which the products are produced.  If Seneca decides to produce cases of products for a third-party, then the parties will determine if those products will be included in the definition of Seneca Cases.

“Seneca Effective Tax Rate” means Seneca’s effective United States and New York State combined corporate income tax rate for any Fiscal Year.

           “Seneca Inventory” means the following items of inventory owned by Seneca: (i) inventories of supplies (including cans and other containers, packaging materials, labels and ingredients) and vegetable raw materials (including vegetable seed) in existence on the date of termination of this Agreement that would have been used by Seneca to fulfill its obligations to GMOL hereunder with respect to GMOL’s Annual Commitment then in effect if this Agreement were not terminated (including all of Seneca’s outstanding orders or contracts for the purchase of such supplies and vegetable raw materials, which Seneca shall assign to GMOL and GMOL shall accept and assume, to the extent assignable), and (ii) fuels and other miscellaneous items located at the Core Plants and used in the maintenance or operation of any of the Core Plants.

           “Seneca Projection” means, for any Fiscal Year, the projection of vegetable products that Seneca projects to produce, both for itself and for all third party entities contracting with Seneca to manufacture, produce or package vegetable products at the Plants for such Fiscal Year.

           “Services” means, collectively, all aspects of producing the Products, including without limitation sourcing the seed, contracting with the growers, supervising the Pack, processing the harvested vegetables, acquiring the Supplies, acquiring ingredients, packaging, warehousing, acquiring the labels, labeling and, as requested by GMOL, shipping the Products.

           “Sold Plants” means the six vegetable processing and manufacturing facilities sold by Pillsbury to Seneca pursuant to the Sale Agreement.

           “Standard Case” shall mean a case containing 24 cans each, having standard 300 x 407 dimensions, or an equivalent amount of Product determined pursuant to the Conversion Schedule.

           “Standard Cost” means the estimated Fully Allocated Costs of each Product (identified by SKU), as determined by the parties as of each April 1st.

           “Steering Committee” means the Steering Committee to be established by the parties pursuant to Section 18.2 hereof.  The Steering Committee shall have the authority to make all relevant decisions concerning RCP and NonRCP Projects under consideration (including without limitation, budget, timetable, scope of work and the effect, if any, upon Transfer Price components), and to review and resolve all business, financial, strategic or other unresolved issues or disputes arising under or related to this Agreement.

           “Storage Facilities” means Seneca’s storage facilities situated at the locations listed on Exhibit P attached hereto, as such locations may be changed from time to time by Seneca in accordance with the terms hereof.

           “Supplies” means all packaging materials (including cans, slipsheets and labels) and operating supplies, such as glue, tape, fumigants, in-plant materials, stretchwrap, tooling and set-up charges, and any other supplies used in, or necessary for, the operations of the Plants or the production of the Products.

           “Total Pack” means the sum of the projected volumes of all vegetable products identified in the Preliminary Pack Plan and the Seneca Projections for a Fiscal Year, in each case, as initially delivered on or before December 1 of the preceding Fiscal Year.

           “Transfer Price” means, for any Product (identified by SKU), the sum of (i) either the Fully Allocated Cost (if known) or, if not known, the Standard Cost per Standard Case, for such Product, plus (ii) the Per Case Tolling Fee.

           “US GAAP” means generally accepted accounting principles of the United States.

           “Weighted Average Cost of Capital (WACC)” is defined as:  1) Seneca’s average after tax actual cost (expressed as interest) to obtain long-term debt financing; plus 2) a reasonable rate of return on Seneca’s equity consistent with past practice.  The WACC shall be reviewed annually by the Steering Committee for appropriateness.  Any changes in the rate shall be reflected in future funding decisions; however, once a capital investment is made, the WACC in place at the time shall be used for the life of the capital investment in question.

“Working Capital Financing Costs” means the interest and financing costs incurred by Seneca to fund “Working Capital” needed to perform the Services.  “Working Capital” is defined as inventory plus accounts receivable minus accounts payable as these terms are defined according to US GAAP.

ARTICLE I

SERVICES, SPECIFICATIONS AND ACCOUNTING PRINCIPLES

           1.1           The Services.  Seneca agrees to perform the Services for GMOL at the Plants in strict compliance with all of GMOL’s specifications and requirements as provided by GMOL to Seneca, as the same may be modified by GMOL from time to time in order to anticipate or respond to (i) internal product development or marketing factors or (ii) external customer requests or requirements or market forces; provided that Seneca shall have a commercially reasonable period of time to adjust to the foregoing modifications and the parties shall work collaboratively to adjust specifications as necessary to ensure that the Plants can manufacture the Products on a cost effective basis.  The parties agree that the Services with respect to frozen vegetable Products include bulk frozen vegetable handling for further use at other plants (including the Plants) designated by GMOL and putting frozen vegetables into final form for sale to customers.

           1.2           Specifications.  Seneca agrees to provide the Services for the Products in accordance with all specifications (including the Product Specifications) provided by GMOL to Seneca as part of the Quality Documents, which specifications may be amended by GMOL from time to time in accordance with the first sentence of Section 1.1 hereof.

           1.3           Additional Products.  Upon mutual agreement, additional products may be included within this Agreement from time to time.

           1.4           Accounting Principles.  The Accounting Procedures contemplate modifications thereto from time-to-time, as the parties shall mutually agree.  In general, the following principles shall be included in, and be deemed a part of, the Accounting Procedures, until further amended by the parties:

                      (a)           The IME shall include the total annual expenses in the categories of fixed, superintendent, indirect, variable and semi-variable overhead for both Plant and warehouse operations.

                      (b)           The operating principle for the parties is that Seneca will operate the Alliance Plants during the term hereof as individual “cost centers.”

                      (c)           The Admin Costs shall include the total annual expenses in the categories of wages, benefits and associated expenses for Seneca’s Deductions, Accounting, Customer Service and Operations (including Technical Services) and other groups that manage and support the business that is the subject matter of this Agreement.

ARTICLE II

TERM

           This Agreement, which amends and restates the Previous Agreement in its entirety, shall become effective on the December 8, 1994 and shall continue for an initial term ending on December 31, 2014 (“Initial Term”) and shall thereafter be extended indefinitely unless terminated in accordance with Section 19.1 hereof, with the consequences set forth in Section 19.2(a) hereof.

ARTICLE III

PRICE AND PAYMENT TERMS

           3.1           General Pricing Principles.  The following principles shall apply to determining all Transfer Prices hereunder:

                      (a)           Unless the parties otherwise agree in writing, the Transfer Prices paid by GMOL to Seneca for Acceptable Cases of Products shall be *, and shall be calculated separately for each type of Product (identified by SKU), all as further described in this Article III.

                      (b)           Standard Costs for each type of Product (identified by SKU) shall be based upon Seneca’s good faith estimates (as determined in accordance with the Accounting Procedures) of the Fully Allocated Costs prior to the start of each Fiscal Year based on (i) the prior Fiscal Year’s Fully Allocated Costs (as adjusted for inflation and reasonable projections of future costs) for such Product, (ii) the Final Pack Plan and (iii) the Seneca Projection for such Fiscal Year.  On or before April 1st of each Fiscal Year, Seneca shall provide the Standard Costs for each Product (identified by SKU) for the Fiscal Year.

                      (c)           As soon as is reasonably practicable, the Fully Allocated Costs of a Product (identified by SKU) shall replace the Standard Cost in the Transfer Price for such Product.

                      (d)           On or before May 31 of the following Fiscal Year, the parties shall calculate the actual amount of Acceptable Cases of each Product (identified by SKU) produced and the actual Transfer Price therefor in the immediately preceding Fiscal Year, and reconcile the overpayments or underpayments made during the preceding Fiscal Year in the manner set forth in Section 3.6(c) hereof.

                      (e)           All frozen vegetable Products (and other vegetable products sourced from unaffiliated third parties) produced at any Plant shall be converted to Standard Cases in accordance with the Conversion Schedule.  All other Products that are not packaged in standard-sized cans of 300 x 407 dimensions shall also be converted into Standard Cases in accordance with the terms of the Conversion Schedule.

                      (f)           All Fully Allocated Cost factors shall be determined from the books and records of Seneca maintained in accordance with US GAAP, as more specifically described in the Accounting Procedures.

                                 3.2           Transfer Prices.  The price charged by Seneca to GMOL for all Acceptable Cases of Products (identified by SKU) produced at the Plants shall be equal to the Transfer Prices for such Products then in effect, and the Fully Allocated Costs with respect to each such Transfer Price shall be the same for identical products (identified by SKU) produced at the same Plant by Seneca for use in Seneca’s business.  Freight Charges, if any, applicable to the invoiced Acceptable Cases of Product will be invoiced separately by Seneca.  In addition, as described in Section 3.6(b) below, GMOL shall separately pay the Management Fee.  The parties may agree from time to time in writing without further need to amend this Agreement to add additional plants to the Plants, either for a given Product or Fiscal Year.  In the event such plants are added, they will be accounted for based upon the percentage of the plant’s production which is sold to GMOL.

           3.3           [Intentionally omitted]

           3.4           Special Pricing Exceptions.

                      (a)           Non-Vegetable Costs.  Notwithstanding any other provision of this Agreement to the contrary, all costs and expenses of the Plants (including without limitation, IME, variable manufacturing costs, overhead and depreciation charges) that are not related to the delivery of the Services to GMOL (with respect to the Products) or to the manufacture and production of vegetable products for Seneca or other third party customers of Seneca shall, for purposes of this Agreement, be deemed not to constitute a part of the costs of the Plants and shall not be included in calculating the price of any Product hereunder.  The determination of whether any costs constitute “non-vegetable costs” for purposes of this Section 3.4(a) shall be made by the Steering Committee.  The calculation of such non-vegetable product costs shall be made in accordance with the Accounting Procedures

                      (b)           One-Time IME Calculation.  The parties acknowledge and agree that from December 8, 1994 through March 31, 1995, the IME (defined as the “FME” in the Previous Agreement) for the Sold Plants calculated in accordance with the Accounting Procedures) was *.  Upon the termination of this Agreement, for whatever reason, such * (the “IME Holiday Amount”), without interest, shall be paid by GMOL to Seneca in accordance with the terms of Section 19.2 hereof.

(c)           Can Purchasing.  GMOL shall have the right to direct Seneca to purchase cans and ends from a third-party of its choosing. Seneca shall pass on its actual cost of purchasing the cans and ends as part of the Transfer Price.

                      3.5           Price Assumptions; Title Transfer.

                      (a)           Seneca shall provide, at its expense (to be included in the Transfer Price), all components of Direct Costs.

                      (b)           The Transfer Prices include all costs of maintaining and operating the Plants, including all production costs, packaging and packing services, Supplies, materials, receiving services, administrative services, quality assurance testing and inventory control procedures needed to source, process, manufacture, package and label the Products and provide information to GMOL in accordance with all of GMOL’s specifications and requirements as provided by GMOL to Seneca.  There are no fees, equipment costs or facility costs of the Plants or the Storage Facilities (other than GMOL’s prorata share of those incurred at the Plants, which are included in the Transfer Prices) to be paid by GMOL, other than the inventory warehousing charges described in Article VI hereof and other than for Ancillary Services, as described in Section 3.7 below.

                      (c)           Seneca shall pay for ingredients and Supplies except paper labels, totes, printed shrinkwrap film, and, except as otherwise expressly set forth in Section 6.3 or Section 6.4 hereof or as otherwise agreed by the parties in writing, freight, warehouse storage and handling, and Product storage and handling.

           3.6           Payment Terms.

                      (a)           Product Purchases.  On the Mandatory Purchase Date with respect to each Product (identified by SKU), and subject to the satisfaction of the conditions set forth below, GMOL will purchase GMOL’s Annual Commitment of such Product for the current Fiscal Year.  The purchase price to be paid by GMOL shall be equal to 100% of the Transfer Price of all Acceptable Cases of such Product to be purchased from Seneca on such date.  Payment shall be made on the Mandatory Purchase Date by wire transfer of immediately available funds to an account designated by Seneca.  Not less than two Business Days prior to each Mandatory Purchase Date, Seneca shall invoice GMOL for all Acceptable Cases to be sold to GMOL on such Mandatory Purchase Date.  The invoice will identify item code and product name, number of Acceptable Cases, Transfer Prices, the total amount due and wiring instructions with respect to such purchase.

           The parties acknowledge that although the Transfer Prices utilized on any Mandatory Purchase Date include the costs of labeling and packaging Products, such Products may be in an unlabeled and unpackaged form on such Mandatory Purchase Date.  Seneca agrees to take all necessary actions to cause the labeling and packaging of such Products to occur in a manner and at such times as are consistent with Seneca’s obligations to provide finished, labeled and packaged Products under Article V hereof.

If Acceptable Cases of finished Product are available for shipment prior to a Mandatory Purchase Date, GMOL may elect to purchase such Acceptable Cases at the applicable Transfer Price prior to the Mandatory Purchase Date for shipment directly from the applicable Plant to the destination designated by GMOL.  If this option is elected, Seneca shall invoice GMOL at the time of shipment of such Acceptable Cases, such invoice to contain the information described above. Terms of payment shall be the earlier of (i) the applicable Mandatory Purchase Date or (ii) net 15 days from the date of invoice, and payment shall be made in the manner described above.  Any Product so purchased prior to the applicable Mandatory Purchase Date shall be considered part of GMOL’s Annual Commitment for such Fiscal Year.

Invoices that are not paid when due shall accrue interest at the rate of one percent (1%) per month.

In connection with each sale by Seneca of Acceptable Cases pursuant to this Section 3.6(a), Seneca represents and warrants, on and as of the date of sale of such Acceptable Cases, as follows:

                      (i)           Seneca has good and marketable title to such Acceptable Cases, free and clear of any liens, security interests, charges or other encumbrances, except statutory liens relating to amounts owed by Seneca to farmers and other producers of vegetables and other raw products included in such Acceptable Cases; and

                      (ii)           Seneca has paid in full all amounts, including amounts required under the Perishable Agricultural Commodities Act (“PACA”), then due to farmers and other producers of vegetables and other raw products included in any such Acceptable Cases, and will pay when due all amounts, including amounts required under PACA, thereafter due to farmers and other producers of vegetables and other raw products included in any such Acceptable Cases.

On or before the 15th day of the calendar month following the end of each calendar quarter hereafter, Seneca and GMOL shall reconcile any material overpayment or underpayment  related to payments undertaken pursuant to the Mandatory Purchase Date.

                      (b)           Management Fee Invoices.  In addition to the invoices described in Section 3.6(a) above, Seneca shall invoice GMOL on a calendar quarterly basis for the aggregate Management Fee for the preceding calendar quarter, as reconciled for each calendar quarter in accordance with this Section 3.6(b).  Each quarterly payment shall be made by wire transfer of immediately available United States funds (to an account designated by Seneca to GMOL) on the first Business Day of the calendar month immediately following the end of each such calendar quarter (i.e., April 1, July 1, October 1, January 1, or the next Business Day thereafter).  On or before the 15th day of the calendar month following the end of each calendar quarter hereafter, Seneca and GMOL shall reconcile any material overpayment or underpayment of the Management Fee for the preceding calendar quarter.  Except for claims for fraud, after the two-year anniversary of the end of each calendar quarter each party shall be prohibited from claiming any adjustment of the Management Fee for such calendar quarter (including without limitation for any clerical or administrative error).

(c)           Year-End True-Up Procedures.  On or before the May 31st following the end of each Fiscal Year, Seneca shall compute (and, subject to its rights to audit and dispute such amounts set forth in the Accounting Procedures, GMOL shall approve), in accordance with the Accounting Procedures, the GMOL Cases and the Seneca Cases.  In addition, on or before May 31st of each Fiscal Year, Seneca shall determine (and GMOL, subject to its rights to audit and dispute such amounts set forth in the Accounting Procedures, shall approve) the actual Transfer Prices for each Product (by SKU) in accordance with the terms of the Accounting Procedures, utilizing the GMOL Cases and Seneca Cases for such relevant time period.  If GMOL has underpaid Seneca for the aggregate of all Acceptable Cases of Products produced in the preceding Fiscal Year by Seneca at the Plants and shipped therefrom, then Seneca will invoice GMOL for the amount of such underpayment and GMOL will (subject to its rights to audit and dispute such amounts set forth in the Accounting Procedures) pay such amount within thirty (30) days of the invoice date.  If GMOL has overpaid Seneca for the aggregate of such Acceptable Cases, Seneca shall refund such overpaid amounts within 30 days after such computation.  At the same time, the parties also shall true-up all other payments for transactions (if any) occurring during such Fiscal Year that are not reconciled through the foregoing process (for example, one-time packaging costs incurred by Seneca at GMOL’s request for items not constituting Products).  No interest shall accrue to either party for any amount that the actual aggregate Transfer Prices have been overpaid or underpaid for such period.    The parties intend that the result of the aggregate payments made by GMOL to Seneca for any Fiscal Year, after giving effect to the foregoing year-end reconciliation, is that Seneca shall have realized a profit equal to the amount outlined in the definition of “Per Case Tolling Fee.”  Except for claims for fraud, after the two-year anniversary of the end of each Fiscal Year each party shall be prohibited from claiming any underpayment or overpayment of Transfer Prices for, or any other adjustment for transactions occurring during, such Fiscal Year (including without limitation for any clerical or administrative error).

                      (d)           “Open Book Policy”.  Seneca understands and agrees that this Agreement requires Seneca to maintain complete and accurate books and records with respect to the Alliance Plants in accordance with US GAAP, and to maintain them on an “open book” basis.  Therefore, for a period of at least seven years after each March 31st during the term of this Agreement, Seneca shall maintain complete and accurate accounting books and records in accordance with standard accounting practices to substantiate all Transfer Price components for the Plants for the Fiscal Year ending on such March 31st, and any proposed year-end adjustments thereto.  Seneca shall make such records available to GMOL or GMOL’s agents to the extent necessary to enable GMOL to verify, to GMOL’s satisfaction, the Transfer Prices and otherwise support all Transfer Price components and any proposed year-end adjustments thereto, all as more fully described in the Accounting Procedures.

                      (e)           Management Fee Calculations.  --  The Management Fee reimburses Seneca for GMOL’s portion of the cost of capital associated with Seneca’s provision of the Services and the GMOL Cases.  The Management Fee is paid by GMOL to Seneca on a quarterly basis based upon Seneca’s fiscal year.  The Management Fee includes the following:

(1)  *

(2)  *

(3)   *

(4)   *

(5)  *

(6)   *

 (7)  *

(8)  *

(9)  *

(10)  *

Calculation of the Management Fee may be modified from time to time by mutual, written agreement of the parties.  It is understood and agreed by the parties that any prior calculation of the Management Fee shall have no effect under this Second Amended and Restated Alliance Agreement, except as provided in Sec. 3.6(e)(8) above.

           3.7           Ancillary Services and Other Special Services.  The Product prices described above exclude costs of the Ancillary Services.  The SALT Committee shall agree in writing on prices for Ancillary Services.  Invoices for Ancillary Services shall be paid net thirty (30) days from the date of invoice, provided that an explanation of charges and supporting documents accompany the invoice.

           3.8           GMOL Right of Offset.  During the term of this Agreement, and so long as the Note (including any refinancing thereof) remains outstanding, GMOL shall have the right, without notice or demand therefor, to offset against any payment or payments to be made by GMOL to Seneca under this Agreement the full amount of all interest due and owing at any time under the terms of the Note (and any refinancing thereof).  Delay or failure to act by GMOL shall not preclude the exercise or enforcement of GMOL’s rights and remedies under this Section 3.8, and no waiver of such rights and remedies shall be effective unless such waiver is delivered in a writing duly executed by an authorized officer of GMOL.

           As set forth in the preceding paragraph, GMOL shall be entitled to offset in accordance with the terms of such preceding paragraph, any accrued but unpaid interest under the Note that has become due and payable.  GMOL, however, shall not, under any circumstances, be entitled to offset any payments of principal under the Note (whether or not past due) pursuant to such preceding paragraph, or, so long as any “Senior Indebtedness” (as defined in the Note) is outstanding, any common law, contractual or statutory right (including any such right pursuant to the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) or otherwise, nor, so long as any Senior Indebtedness is outstanding, may any principal obligation under the Note be satisfied pursuant to any counterclaim against Seneca held by GMOL; and GMOL hereby irrevocably waives (solely for the benefit of the “Senior Creditors” (as defined in the Note) and not for the benefit of Seneca) any right to assert any such rights of offset or counterclaim as they relate to the repayment or recovery of principal due under the Note (but the foregoing waiver shall not affect GMOL’s rights, if any, to offset or counterclaim with respect to any other amounts owed to GMOL by Seneca under any other instrument or agreement).

           3.9           Pricing for Products Sold by GMOL to Seneca.  Unless the parties otherwise agree in writing, the prices to be paid by Seneca to GMOL for products purchased by Seneca from GMOL’s * facilities (or any other GMOL facility agreed upon by the parties) shall be determined * consistent with the principles used in calculating the Transfer Prices hereunder such that GMOL realizes a profit per case equal to Per Case Tolling Fee then in effect as of the date of the sale.

ARTICLE IV

VOLUME

           4.1           Preliminary Pack Plan.  GMOL shall deliver to Seneca its projected Product volume requirements from the Plants for each Fiscal Year as follows:

                      (a)           On or before December 1st of each Fiscal Year, GMOL shall supply to Seneca GMOL’s Preliminary Pack Plan for the next succeeding Fiscal Year.

                      (b)           On or before the January 10th following the initial submission of the Preliminary Pack Plan, GMOL will provide Seneca with all significant adjustments to the projected volumes set forth in such Preliminary Pack Plan (such Preliminary Pack Plan, as adjusted pursuant to this Section 4.1(b), is the “Final Pack Plan”).

                      (c)           On or before the immediately succeeding March 15th (and, in all events, before planting of the vegetable crops for that Fiscal Year’s Products has begun), GMOL will complete its review of the projected Product mix set forth in the Final Pack Plan and will notify Seneca of changes to the projected Product mix resulting from such review.  GMOL acknowledges that, by March 15th, there will be little opportunity for Seneca to alter the acreage under contract to be planted with respect to the Products for such Fiscal Year.

                      (d)           On or before the immediately succeeding May 15th (and, in all events, before the Pack for that Fiscal Year’s Products has begun), GMOL will submit to Seneca its additional, minor adjustments to the Product mix (identifying all such changes by seed type).

                      (e)           Thereafter, as the Pack for such Fiscal Year is progressing, GMOL shall be entitled to seek further adjustments in the Product mix as circumstances warrant.

                      (f)           Seneca shall identify and provide reasonable notice to GMOL of any potential capacity or operational conflicts as a result of the Final Pack Plan.  The parties agree to use all reasonable efforts to alleviate such conflicts, including altering inventory targets, building or depleting inventory and switching production to other Plants or facilities.  However, GMOL shall, at all times during the term of this Agreement, have first priority for production capacity in the Core Alliance Plants consistent with its historical demand for Products at the Plant in question.

4.2           Seneca Projection.  Seneca shall follow the same requirements as are set forth in Section 4.1above with respect to its projected product volume requirements from GMOL’s * facilities for each Fiscal Year.

           4.3           GMOL’s Purchase Commitment.  For any Fiscal Year, GMOL agrees to purchase GMOL’s Annual Commitment.

           4.4           Pack and Commitment Variations.  The parties understand and agree that the parties’ ability to meet the projected volume of product set forth in the Total Pack (and, therefore, GMOL’s Annual Commitment) are subject to variations due to force majeure events, the most common of which is weather.  Therefore, the parties agree to prorate both shortages and surpluses (in each case, of “Extra-Standard” and/or “Fancy” quality product as such terms are commonly understood in the vegetable processing industry) in the Total Pack for any Fiscal Year in direct proportion to the parties’ respective Preliminary Pack Plan and Seneca Projection in effect on the December 1 of the preceding Fiscal Year.  Shortages and surpluses (in each case, of “Extra-Standard” and/or “Fancy” quality product (as such terms are commonly understood in the vegetable processing industry) in the Total Pack shall be measured by major crop category covered by this Agreement.  Seneca shall use its good faith efforts to cooperate closely with GMOL to revise Product mix in years of Product shortages, as may be reasonably requested by GMOL.

ARTICLE V

FINISHED PRODUCT SCHEDULING

           5.1           Finished Product Scheduling.

                      (a)             GMOL and Seneca agree to work together to meet GMOL’s demand for Products to maintain acceptable customer service.

ARTICLE VI

INVENTORY MANAGEMENT

           6.1           [Intentionally omitted]

           6.2           Warehousing Requirements.

                      (a)           Seneca will maintain the Storage Facilities and Plants in the condition needed to protect the Product Inventory, consigned inventory (if any) and Supplies in accordance with customary and prudent industry standards for vegetable products.

                      (b)           Within 5 days of its completion, Seneca shall provide to GMOL a copy of its annual physical audit report relating to all Product Inventory held at each Storage Facility and Plant.

                      (c)           Seneca shall be entitled to change from time to time the locations of the Storage Facilities, provided that it provides updates to GMOL so that it can track the location of the Products.

    6.3           Warehousing Costs.  The monthly warehousing cost for Product Inventory from the prior Pack that has been purchased by GMOL but has not been delivered will be equal to (a) * for the first twelve months after the Mandatory Purchase Date and (b) thereafter, in the case of Standard Cases, * per Standard Case per month and, in the case of bulk Product Inventory, * per pound per month (“Long-Term Warehouse Cost”).  For the 2010 Fiscal Year and subsequent Fiscal Years, the monthly Long-Term Warehouse Cost shall increase (or decrease) based upon the *

       The monthly Long-Term Warehouse Cost shall be revised for each Fiscal Year based upon *, and shall be in force for the subsequent Fiscal Year.

          6.4           Inventory Shipping.  In general, GMOL intends to arrange for the shipment of Product Inventory from the applicable Storage Facility or Plant.  As and when requested by GMOL, however, Seneca shall ship designated Product from the identified Storage Facility or Plant to the destination designated by GMOL in strict compliance with GMOL’s notice.  GMOL’s notice shall designate the carrier, the amount of Product (by SKU) to be shipped, pallet or shipment configuration, date and time of shipment and delivery, and destination point.  If applicable, Seneca will invoice GMOL at the time of shipment in the amount of the applicable Freight Charge for the Product shipped pursuant to GMOL’s request.  If applicable, terms of payment shall be * of the date of invoice.

           6.5           Negative Pledge.  During the term of this Agreement and except as otherwise required by applicable federal law, Seneca shall not agree with or consent to or otherwise permit any third party to take or maintain any lien, security interest, mortgage, pledge or other encumbrance upon any (i) finished Product or (ii) frozen bulk vegetables held for use by GMOL.

6.6           Non-Fancy Products.  At no additional cost to GMOL, Seneca agrees to be responsible for all costs associated with the production and sale of non-fancy Products except for the following Products:  mexicorn, southwestern corn, white shoepeg corn (canned and frozen), chipotle corn, kitchen-sliced beans, Early June Peas and the peas, mushroom onion mixed product or any new Product produced for GMOL by Seneca after the date of this Agreement unless otherwise agreed.

ARTICLE VII

CAPITAL EXPENDITURES

           7.1           RCP Program.    Seneca and GMOL acknowledge that significant, long-term capital investment have been made in the Sold Plants and the Alliance Plants and that the parties have shared the capital and  depreciation costs, along with other costs in credit, as further outlined in this Section 7.1.  It is the intent of the parties, after the Revised Effective Date, to have the defined term Approved Capital Projects refer to the new capital expenditures under this Second Revised and Restated Agreement. Seneca incurred during the first two years of the Previous Agreement certain capital expenses which were capped at $50 million (U.S.) (“RCP Principal Balance”). The RCP Principal Balance as of the Revised Effective Date is *.  The RCP Principal Balance shall be adjusted as follows:

(i)
 Depreciation on all capital (new or old) in the * shall be subtracted from the RCP Principal Balance per the existing depreciation schedule, as revised from time to time to include any Approved Capital Projects less than *; and

(ii)	Note Payment – the amount of Note repayments made by Seneca to GMOL shall be added to the RCP Principal Balance; and

(iii)	Capital Expenditure – at the RCP Plants, for capital expenditures valued at less than *, the full expenditure on those capital expenditures shall be added to the RCP Principal Balance:

a.	The parties agree that no capital expenditure * RCP Principal Balance unless GMOL approves these projects in writing, and such approval shall not be unreasonably withheld; and
b.	For the avoidance of doubt, capital expenditures above * at any facility, including all Plants, shall not be included in the RCP Principal Balance after the Revised Effective Date.

(iv)	Toll Fee and Net Free Cash Flow

a.	Toll Fee – the after-tax toll fee paid by GMOL to Seneca shall be * the RCP Principal Balance; and

b.	Seneca’s Net Free Cash Flow shall be * the RCP Principal Balance (provided, however, that if the Seneca Net Free Cash Flow is *, this * balance shall not be added to the RCP Principal Balance) ; and

The Toll Fee and the Net Free Cash Flow amounts shall be netted against each other (or, in the case of two positive numbers, added together).  If the sum of the Toll Fee and Net Free Cash Flow is *, then there shall be no impact on the RCP Principal Balance.  If the sum of the Toll Fee and the Net Free Cash Flow is *, then that number is deducted from the RCP Principal Balance.

The RCP Principal Balance may never exceed the prior year’s RCP Principal Balance.  If the formula would have the RCP Principal Balance increasing, then the prior year’s RCP Principal Balance carries forward without change.  If the formula would have the RCP Principal Balance decreasing, the RCP Principal Balance shall decrease as per the formula.

(v) RCP Capital Finance Charge.  On April 1 of each year, the following calculation shall take place:
a.
 RCP Principal Balance as of March 31 from the prior year (e.g., for an April 1, 2009 RCP Principal Balance calculation, the RCP Principal Balance as of March 31, 2008 would be used) shall be multiplied by *;

b.	That figure shall be multiplied by the *.
c.	The resulting amount shall be known as “RCP Capital Finance Charge” and shall be paid by GMOL to Seneca in four equal installments during each year.

The current RCP Principle Balance, along with a schedule of expected alterations to that balance (parts of which are subject to change pursuant to this Agreement) is attached hereto and incorporated herein as Exhibit C.

    7.2           Amortization of RCP Investment.

Additionally, only Approved Capital Projects, whether begun before or after the Revised Effective Date, with expenditures or costs under * shall be added to the RCP Principal Balance.  For the avoidance of doubt, capital expenditures above * at any facility, including all Plants, shall not be included in the RCP Principal Balance after the Revised Effective Date.

           7.3       Approval of Capital Projects.  SALT shall approve any Approved Capital Project prior to commencement of the Approved Capital Project.  It is understood that Approved Capital Projects do not have a minimum expenditure level.   With respect to any identified Approved Capital Projects, SALT shall prepare and agree upon a project memorandum which sets forth sufficient information for the parties to make a decision on the Approved Capital Project, which might include information such as the total capital cost of such project, a timetable, milestones and a project cash flow.  Seneca shall be solely responsible for initial payment of Approved Capital Project costs and GMOL shall pay for its portion of depreciation for Approved Capital Projects which shall be included in the Fully Allocated Costs.  Interest and related charges for Approved Capital Projects with costs over * shall be handled as provided in Sec. 3.6(e)(8), Management Fee Calculations and Approved Capital Projects with costs under * shall be included in the Sec. 7.2 Amortization of RCP Investment.

           7.4           [Intentionally omitted]

           7.5           Sales Tax Refunds.  Seneca agrees to apply for any refunds or rebates available to it under applicable state or local laws, regulations or ordinances with respect to the payment of sales taxes related to any capital expenditures contemplated by the RCP or as otherwise approved by the SALT (including NonRCP Projects).  To the extent that Seneca obtains any such refunds or rebates, Seneca shall apply them, on the books and records of Seneca in accordance with US GAAP as consistently applied, to reduce the value of the capital asset in the Plant(s) for which the subject capital expenditure was made, and shall be deemed to have reduced the outstanding principal balance (if any) of the indebtedness which funded such capital expenditure.

ARTICLE VIII

COST REDUCTIONS

           8.1           Cost Reduction Incentives.  Seneca and GMOL agree that any savings from any cost reduction programs shall be allocated to the parties based upon Fully Allocated Costs.  The SALT team will meet to review cost reduction initiatives on a quarterly basis.

    8.2           Cost Reduction in Supply Procurement.  *

           8.3           Cost Reduction in Seed Production and Research & Development Assistance.  GMOL shall cooperate with Seneca to enable Seneca to use GMOL-owned seed varieties as are approved by GMOL. Furthermore, it is the intent for GMOL to enable Seneca to use gene(s), *, as licensed or developed by GMOL * and any other GMOL-owned varieties which Seneca is approved to use to the extent practicable.  In such case, Seneca shall be responsible for any technology fees owed to third parties in connection with the use of such licensed gene(s).  Seneca recognizes and agrees to fully comply with its obligations under Sections 10.3, 11 and 16 of this Agreement and specifically agrees not to publicize or otherwise disclose that GMOL-owned seed varieties are being used by Seneca.

ARTICLE IX

INSURANCE, TITLE AND RISK OF LOSS

           9.1           Title.  Seneca shall have title and risk of loss as to all ingredients, Supplies and work-in-progress while such items are at any Plant, Storage Facility or other Seneca facility or otherwise are in Seneca’s possession or control; provided, however, that from time to time GMOL may procure ingredients or other items and send, or have a third party send, those items to Seneca, and in each such case GMOL shall have title to such items at all times and Seneca shall have risk of loss and insurance liability for such items while such items are under Seneca’s possession or control.  Seneca shall have title to finished Product until the Acceptable Cases that constitute such finished Product are purchased by GMOL on the applicable Mandatory Purchase Date.  Seneca shall have the responsibility to obtain insurance as to finished Product until the Acceptable Cases that constitute such finished Product are shipped to GMOL F.O.B. the Plant or other shipping location.  The costs of the insurance deductible payable by Seneca for lost Product and all other casualty losses shall, to the extent properly allocable to the Plants, be included in the Fully Allocated Cost of Products produced at the Plants.

           9.2           Insurance.  Until completion of the Services to be provided hereunder, Seneca shall maintain at all times and at its own expense (which expense, to the extent properly allocable to the Plants, shall be included in the Fully Allocated Costs of Products produced at the Plants) the following described minimum amounts of insurance, all on the “occurrence form”:

                      (a)           Worker’s Compensation Insurance, including occupational disease coverage, all as required by law, and Employer’ s Liability Insurance with a limit of $500,000 for each employee.

                      (b)           Commercial General and Excess Liability Insurance, including products, completed operations and contractual liability, insuring against personal injuries and property damage with limits, in the aggregate, of not less than $5,000,000 general aggregate and each occurrence; $5,000,000 products/completed operations aggregate and each occurrence; $500,000 fire damage on any one fire; and $5,000 medical expense on any one person.

                      (c)           Automobile Public Liability Insurance insuring against personal injuries and against property damage, with limits of no less than $1,000,000 per occurrence.  All such automobile public liability insurance shall cover any and all motor vehicles engaged in operations under this Agreement whether on or off the worksite.

                      (d)           Storage Activities.  Notwithstanding the foregoing, so long as Seneca is providing storage and handling of Product after its purchase by GMOL hereunder, Seneca will maintain in full force and effect “all risk” casualty insurance, including flood, with insurers reasonably acceptable to GMOL covering such Product and naming GMOL as owner and primary loss payee.  With respect to any Acceptable Case, the amount of required casualty insurance shall equal * of the Transfer Price of such Acceptable Case, subject to mutually agreed deductibles.  The insurance described herein may be effected under insurance policies covering generally the properties of Seneca and other properties in the possession or control of Seneca.  On or about May 23rd of each year during the term of this Agreement, Seneca shall furnish GMOL with an insurance certificate or certificates showing Seneca’s compliance with the requirements of Section 9.2(d).

           All policies with respect to the foregoing insurance shall specifically name GMOL as an additional insured party as GMOL’s interests may appear with respect to this Agreement.  Before commencing work, Seneca shall furnish to GMOL’s Risk Manager an insurance certificate or certificates showing Seneca’s compliance with the requirements of this provision, as determined in the discretion of GMOL.  Such certificate or certificates shall specifically provide that Seneca’s comprehensive general liability insurance includes a contract liability rider covering the agreements and covenants of Seneca under and in connection with this Agreement and further, that said insurance shall not be canceled or changed until at least thirty (30) days’ written notice has been given to GMOL by the insurance company.

           Seneca agrees that the insurance limits stated in this Section 9.2 are the minimum requirement and that GMOL does not in any way represent that the insurance or the limits required herein are sufficient or adequate to protect Seneca’s interests or liabilities.

ARTICLE X

QUALITY PERFORMANCE REQUIREMENTS

           10.1           General.  Seneca shall be responsible for quality assurance and food safety compliance with respect to all aspects of the provision of the Services for all Products hereunder and, in the fulfillment of its obligations under this Article X, shall meet or exceed all requirements specified herein and comply with all operating standards in the Quality Documents or such other comparable quality systems manuals of Seneca as are approved in writing by GMOL.  GMOL may make reasonable changes to the Quality Documents from time-to-time; provided that, Seneca is able reasonably to accommodate the change and is given reasonable time to implement the change.

           10.2           Plant Inspection and Assessment.  GMOL and its authorized representatives shall have the right to inspect the Plants, the Storage Facilities and the third-party storage facilities at which Seneca stores any Product and observe all procedures prior to and during any period of the provision of any Services with respect to the Products.  In addition, GMOL or its agents shall have the right to conduct an assessment of each such Plant, Storage Facility and third-party storage facility and its quality management system at least once per year to determine the level of compliance with the Quality Documents.  GMOL shall be responsible for all out-of-pocket expenses related to such inspections, audits and assessments.  GMOL

                      (a)           GMOL shall use the inspection or assessment findings to determine the approval status of each such Plant, Storage Facility or third-party storage facility.  GMOL shall not assess any Plant, Storage Facility or third-party storage facility as “Approved” if there are any compliance deviations from the Quality Documents which materially compromise the safety or quality of the Products.

                      (b)           If GMOL rates any Plant, Storage Facility or third-party storage facility as “Conditionally Approved,” Seneca shall submit a written corrective action plan to GMOL within ten working days for GMOL’s approval.  In the absence of such an approved corrective action plan within 10 days, GMOL may cease production or acceptance of any Products from that Plant, Storage Facility or third-party storage facility.

                      (c)           If GMOL rates any Plant, Storage Facility or third-party storage facility “Unapproved,” GMOL shall have the right to cease production or acceptance of all Products from that Plant, Storage Facility or third-party storage facility.  GMOL agrees to give reasonable assistance to Seneca to correct the cause(s) for the “Unapproved” rating.  GMOL shall have the right to approve any new Storage Facility or third-party storage facility prior to its being used by Seneca to approve Products.

                      (d)           Any dispute arising under this Section 10.2 shall be submitted to the Steering Committee for resolution in accordance with Section 18.2.

           10.3           Product Quality.

                      (a)           Approved Varieties.  Seneca shall utilize only crop varieties approved by GMOL for Products not utilizing Proprietary Seed.  (See Article XI, pertaining to Proprietary Seed).

                      (b)           Thermal Processing.  Thermally processed Product will be produced in compliance with all relevant FDA regulations and will comply with the standards and follow the procedures set forth in the Quality Documents with regard to thermal process management.  Seneca will certify the use of all acceptable production codes and provide approved code lists as requested by GMOL.

                      (c)           Quality.  The parties shall meet and confer to agree upon acceptable quality standards relating to delivery of Services, including without limitation production of the Products.

                      (d)           Release of Product.  Seneca shall be responsible for adequate control of all non-conforming or unacceptable Product and shall take all appropriate actions in order to prevent unauthorized release of such Product.  Seneca’s responsibility under this Article X continues until the Product disposition has been determined and accomplished, and does not end when title to the Product has been transferred to GMOL.

                      (e)           Samples.  Samples may be requested by GMOL at any time for purposes of quality evaluation.  GMOL

ARTICLE XI

PROPRIETARY SEED

           11.1           General Rules.  During the Term, Seneca shall only acquire seed for the growth of vegetable raw materials for the Products as directed by GMOL in accordance with the information set forth in Exhibit K hereto, which Exhibit may be updated from time to time by GMOL and identifies the type of seed, by code, for each Product (identified by SKU).  Except as otherwise set forth herein, all such seed shall be Proprietary Seed.  Except as GMOI otherwise agrees in writing in its sole discretion, all Proprietary Seed shall be used by Seneca only for the production of Products for sale to GMOI hereunder.  GMOI agrees to work with Seneca to determine which types of Proprietary Seed may be used (but not sold) by Seneca for the production of products for third parties.  Should GMOL develop new types of Proprietary Seed, GMOL intends to transfer to Seneca, at no cost to Seneca, sufficient quantities of such new seed in order that Seneca may acquire production quantities of such new seed for Seneca’s use in accordance with the terms of this Agreement.

           11.2           Limited License.  GMOL hereby grants to Seneca, effective as of the date hereof, a nonexclusive, nontransferable, fully-paid world-wide license to make and/or have made through third party contractors, and/or use the Proprietary Seed identified by seed code on Exhibit K (and any modifications thereto) for the manufacture of Products for GMOL.

11.3.           Pea Seed Development. GMOL and Seneca are also parties to a Pea Seed Development Agreement and Licenses (“Pea Seed Development”) effective June 1st, 2005 describing the parties rights and obligations with respect to a pea seed development program, their performance of experimental, developmental or research work in pea seed development and the exploitation of pea seed varieties which shall remain in effect.

11.4.           Right to Use.  Seneca shall have the right to use the Proprietary Seed identified on Exhibit K-1 to manufacture processed vegetable products for its own use subject to the following restrictions and agreements:

a. Seneca may use the Proprietary Seed to manufacture products for re-sale in the United States without any further restrictions.

b.	Consistent with current practice, the parties agree that *, are approved for use by Seneca without any future restrictions.

c.
Seneca shall grant no sublicense, in whole or in part, of the license granted pursuant to this Section 11.2, without GMOL’s written consent (which may be granted or withheld by GMOL in its sole discretion).  Seneca shall make no modifications to the Proprietary Seed, conduct no experiments involving the Proprietary Seed, perform no genetic analysis on the Proprietary Seed, nor shall Seneca utilize any of the Proprietary Seed in any breeding program without GMOL’s written consent.  Seneca recognizes GMOL’s ownership of the Proprietary Seed and shall not at any time take any action that might in any way impair GMOL’s rights in and to the Proprietary Seed and shall not claim any right or interest in or to the Proprietary Seed, except such as are expressly granted by this Section 11.2.  Seneca hereby agrees to take all such actions as GMOL may reasonably request, at GMOL’s expense, in order to protect and enforce GMOL’s rights in and to the Proprietary Seed.  The license granted by this Section 11.2 shall terminate automatically upon any termination of this Agreement and may otherwise be terminated at any time by GMOL by providing written notice thereof to Seneca.

           11.5           Third Party Contractors.  Seneca recognizes that the Proprietary Seed represents a valuable trade secret of GMOL, and that special care will be required when Seneca contracts with third-party seed producers and/or growers.  Seneca agrees that it will take all precautions necessary to maintain the Proprietary Seed as a trade secret, including notifying each third party contractor that the Proprietary Seed comprises a trade secret, and requiring each third-party seed producer to execute the “Agreement for Protection of Trade Secrets” in the form attached hereto as Exhibit M, and requiring each third-party grower to enter into Seneca’s form of grower contract, which contract shall contain (as an addendum thereto, or otherwise) the terms and conditions set forth in Exhibit N attached hereto or language substantially similar thereto.  Seneca shall provide an executed copy of every such agreement to GMOL within thirty (30) days of its execution.

           11.6           No Mixing.  Seneca shall take any and all actions necessary to ensure that Proprietary Seed is not mixed, either with commercial or any third party’s commercial variety products.  In Plants in which Products will be packed for GMOL and any other third party customer of Seneca, Seneca shall use its best efforts to use only vegetables grown from the seed designated by GMOL (including, but not limited to, Proprietary Seed) for Products, provided that, both parties recognize that, because of force majeure events (the primary one of which is weather) affecting agricultural crops, such as corn, there may be times when the overlapping use of Proprietary Seed and commercial seed may be necessary in order to enable Seneca to continue operating the Plants (or to avoid bypass); provided, however, Seneca will use commercially reasonable efforts to keep records of the commercial seed it mixes with Proprietary Seed.

ARTICLE XII

WARRANTIES, CLAIMS AND LIABILITIES

           12.1           Pure Food Guaranty.  Seneca hereby warrants that its obligations hereunder shall be performed in full compliance with the Federal Food, Drug and Cosmetic Act and applicable state and municipal laws and regulations.  Seneca further warrants that ingredients used in Products shall conform to said laws and regulations.  Seneca warrants that Products manufactured and packaged by it shall not, at the time of delivery thereof, be adulterated or contaminated within the meaning of said regulations nor shall such Products constitute an article prohibited from the introduction into interstate commerce under the provisions of Section 404 and 505 of the Federal Food, Drug and Cosmetic Act.

           12.2           Good Manufacturing Practices.  Seneca hereby represents and warrants that it shall operate the Plants in accordance with “Good Manufacturing Practices,” as such term is defined in the Code of Federal Regulations.

           12.3           Damages

(a)           In the first instance, any damages, claims, causes of actions arising under this Agreement, including without limitation damages related to recalls, adulterated, damaged or mislabeled Products (“Damage Claims”) shall be covered by insurance to the extent that Seneca has purchased insurance hereunder and such insurance applies to such Damage Claims.

(b)           Losses related to Damage Claims not covered by insurance (and the deductible related to an insured claim) shall be allocated to Seneca and GMOL based upon the percentage of products produced at the plant where the Damage Claim took place.

(i) For example, assume a Damage Claim totaling $1.5 million occurs at a Plant where Seneca has insurance with a deductible of $1 million dollars.  Assuming that GMOL Products are 60% of production at the plant, and Seneca products are 40% of production at the plant, then GMOL shall be responsible for $600,000 of the deductible amount, and Seneca the remaining $400,000 of the deductible.

In general, losses associate with Damage Claims will be included in the Fully Allocated Costs of the Plant in question.

(c)           Damage Claims which occur after products (including Products) have left the Plant shall be the sole responsibility of the party that owns the product.  Thus, Damage Claims for Products delivered to GMOL shall be the sole responsibility of GMOL.  Similarly, Damage Claims for products manufactured at a Plant and delivered to Seneca shall be the sole responsibility of Seneca.

           12.4           Survival.  The warranties and indemnification obligations provided in this Agreement shall survive any termination of this Agreement or any supplementary agreement.

ARTICLE XIII
[Intentionally Omitted]

ARTICLE XIV
[Intentionally Omitted]

ARTICLE XV

INFORMATION SYSTEMS

15.1           General.  Seneca shall have: (a) a server facility with acceptable physical security and surveillance; (b) an operating system that is optimized for security on the Internet; (c) security threat monitoring which shall include investigation of unusual network traffic patterns and material inconsistencies with the Vendor servers; (d) a patch management program; (e) secure remote administration; and (f) an internal security measures in place.

15.2           GMOL Property.  All data, software and related information data or information provided by GMOL (“IS Information”) to Seneca shall be and remain the property of GMOL.  The IS Information shall include without limitation files, input and output materials, the media upon which they are located and all software programs or packages (together with any related documentation, source code, object code, and upgrades or modifications) which contain GMOL data or which are utilized or developed for, and paid for by, GMOL in connection with this Agreement and which may or may not be confidential or proprietary shall be the property of GMOL.

15.3           [Intentionally Deleted]

           15.4           Software Security.  Seneca shall implement and maintain security measures with respect to GMOL’s the IS Information in Seneca’s possession that effectively restrict access to the IS Information only to authorized users with a need to know, and protect Software Information from unauthorized use, alteration, access, publication and distribution.  In no event shall such security measures be less restrictive than Seneca employs to safeguard its most confidential software and related information.  Seneca shall supply GMOL with a description of such security measures at GMOL’s request.  In the event of an actual or suspected breach of such security measures, Vendor shall notify GMOL within 24 hours.

ARTICLE XVI

CONFIDENTIALITY

           16.1           Acknowledgement.  Each party acknowledges and agrees that certain information, including but not limited to, the production processes and methodology, equipment designs, business plans, quality assurance information, product specifications, raw ingredients specifications and other technical and nontechnical information given to it by the other party in connection with this Agreement belong to and are proprietary and confidential information of the other party.  Each party agrees that it did not have any of the above-referenced confidential information prior to the establishment of a relationship with the other party.

           16.2           Disclosure of Confidential Information.  Both parties, for their mutual benefit, desire to disclose or have disclosed to the other, certain Information which is proprietary to the disclosing party or its affiliated companies.  The receiving party shall hold such Information in confidence, shall reproduce or copy such Information only to the extent necessary for its authorized use, shall restrict disclosure of such Information to its employees who have a need to know, shall advise such employees of the obligations assumed under this Section, and shall not disclose such Information to any third party without the prior written approval of the other party.

           16.3           Unprotected Data or Disclosures.  These restrictions on the use or disclosure of Information shall not apply to any Information:

                      (a)           that is independently developed by the receiving party or its affiliated companies as evidenced in writing or lawfully received free of restriction from another source having the right to so furnish such Information; or

                      (b)           that is or becomes publicly available by other than unauthorized disclosure; or

                      (c)           that, at the time of disclosure to the receiving party, was known to such party or its affiliated companies free of restriction as evidenced by documentation in such party’s possession; or

                      (d)           that the disclosing party agrees in writing is free of restrictions stated in this Agreement.

           16.4           No License Granted By Disclosure.  No license to a party, under any trademark, patent, or other intellectual property right, is either granted or implied by the conveying of Information to such party.  None of the Information which may be disclosed or exchanged by the parties shall constitute any representation, warranty, assurance, guarantee or inducement by either party to the noninfringement of trademarks, patents, any other intellectual property rights, or other rights of third persons or of either party.

           16.5           No Independent Use Contemplated.  Each party agrees that it will not use any of the Information except as is specifically contemplated by the Agreement.  Without limiting the generality of the foregoing, Seneca agrees that it will not use the product specifications and formulas disclosed by GMOL except to produce Products hereunder.  Seneca further agrees that it will not use GMOL’s patented or trade secret production processes as long as patent protection or trade secret status continues except as may be contemplated by this Agreement.

           16.6           Additional Protection.  The parties agree that each party’s Processes described on Exhibit Q are highly confidential and especially valuable trade secrets of such party which may be difficult to protect within the framework of the business arrangement herein.  The parties further acknowledge that GMOL particularly desires to protect the trade secret status of such Processes with respect to retail brands because the benefit of such Processes is visually apparent to consumers and therefore generates consumer loyalty and added value to GMOL’s retail brands.  Furthermore, each party acknowledges that any proprietary Processes that are improved upon during the term of this Agreement shall continue to be owned exclusively by the party originally owning such Processes, but may be used by the other party hereto (subject to such other party’s confidentiality obligations hereunder).

           16.7           Survival of Obligations After Agreement Termination.  The obligations of confidentiality and non-use of proprietary information shall continue for five years after termination of this Agreement but shall not per se prevent the use of equipment by the parties after the termination of the Agreement.

           16.8           No Disclosure of Agreement.  The existence and terms and conditions of this Agreement are confidential and considered Information and shall not be disclosed by either party without the other party’s prior written consent; provided that, GMOL acknowledges that Seneca may disclose such Information to its prospective lender (and Seneca shall be responsible to GMOL for any failure of such prospective lender to comply with the terms of this Article XVI); and provided further that, nothing in this Section 16.8 will prevent any party from disclosing any such Information to the extent required under applicable law or under the rules and regulations of any national securities exchange (to the extent such party or any of its affiliates has any of its securities traded or listed thereon), but if any party or any of such party’s affiliates is required to so disclose any such Information that otherwise would be prohibited in the absence of this proviso, then (a) such party will provide to the other party prompt written notice thereof and cooperate (and cause such affiliate to cooperate) with such other party, to the extent such other party reasonably requests, so that such other party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement (subject, in each case, to legal requirements to the contrary) and (b) if such protective order or other remedy is not obtained, or if such other party waives compliance with the terms of this Agreement, then such party will (and will cause such affiliate to) disclose only the portion of such Information that is required to be disclosed, and such party will (and will cause such affiliate to) exercise its commercially reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded such Information.

           16.9           Remedies.  Both parties acknowledge that the remedies at law for the breach of the covenants contained in this Article XVI may be inadequate and that each party shall be entitled to injunctive relief for any such breach without the need for the posting of any bond (or that if a bond is nonetheless required, it may be the corporate bond of a party without the requirement of any surety thereon); provided that nothing contained herein shall be construed as limiting either party’s rights to other remedies under law with respect to breach of this Article XVI, including the recovery of damages.

ARTICLE XVII

TRADEMARKS, TRADENAMES, SERVICE MARKS AND REGISTERED MARKS

           Each party agrees not to display or use any of the other party’s Marks, without the prior written consent of the other, and will not permit the same to be displayed or used by anyone else.  Any use by a party of the other party’s Marks shall be subject to the prior, written approval by the other party.  Nothing in this Agreement creates in any party any rights in the Marks of the other party.  Upon termination of this Agreement, any and all rights or privileges of either party to use the other’s Marks previously granted in writing shall terminate, and each party shall discontinue the use of the other’s Marks.

ARTICLE XVIII

DISPUTE RESOLUTION

           18.1           SALT.  The SALT shall be composed of one or more employees designated by GMOL and one or more employees designated by Seneca.  The SALT shall meet as often as the members deem necessary or appropriate, but no less frequently than quarterly, to resolve operational issues under this Agreement.  Additionally, the SALT shall meet, in person or by phone, at any time upon request of any of the members of the SALT.  The parties shall agree as to the location and timing of the SALT meetings.

           18.2           Steering Committee.  The Steering Committee shall be composed of an even number of individuals, an equal number of whom shall be selected by each of Seneca and GMOL.  Each member of the Steering Committee shall be from a level of management higher than the members of the SALT.  The Steering Committee, which shall have the authority to settle any controversy between the parties, shall meet at such times and places as requested by the SALT and at other times as agreed by the Steering Committee.  Each of Seneca and GMOL may have other personnel attend and observe Steering Committee meetings, but only members of the Steering Committee will be entitled to vote on any matter before the Steering Committee.  The members of the Steering Committee shall each use their best good faith efforts to resolve any such disputes arising out of or relating to this Agreement to their mutual satisfaction.  If the members of the Steering Committee are able to resolve any such dispute to their mutual satisfaction, such resolution shall be binding upon the parties.  If the members of the Steering Committee are unable to resolve any such dispute to their mutual satisfaction within 15 business days of commencing their review thereof, then the matter shall be submitted to mediation in accordance with Section 18.3 hereof.

           18.3           Mediation.  If the members of the Steering Committee are unable to resolve any dispute in accordance with Section 18.2 hereof, then the parties shall attempt to settle the dispute by third-party mediation, with fees and expenses of such mediation apportioned equally to each side; provided, however, that no party is required to mediate any dispute in case of irreparable harm or if there is a threat to public health or safety by continuing performance under the Agreement. The party seeking relief under the Agreement shall compile a list of three mediators and send it to the other party.  Within five business days, the other party shall either select one of these three mediators or send a new list of three mediators to the first party.  If the parties cannot agree on a mediator, then the mediation shall be conducted by two mediators, with one being chosen by each party.  To the extent possible, each such mediator shall be experienced in and knowledgeable with respect to the business of providing the Services with respect to, and marketing, distributing and selling, packaged food products.  The parties shall use their best good faith efforts to resolve, with the assistance of such mediator or mediators, any disputes submitted to mediation to their mutual satisfaction, and shall cooperate with the mediator in attempting to resolve such disputes.  If the parties are able to resolve the dispute through mediation, such resolution shall be binding upon the parties.  If the parties are unable to settle the dispute by mediation in accordance with this Section 18.3 within 20 business days after submitting the matter to mediation, then either party may initiate any other proceeding available to such party.

18.4           Choice of Law.   This Agreement shall be construed and the legal relations between the parties hereto determined in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

ARTICLE XIX

TERMINATION

           19.1           Termination Rights.

                      (a)           Either party may terminate this Agreement:

                      (i)           after expiration of the Initial Term by providing no less than five years notice.  Thus, the first day on which this Agreement can be terminated is on December 31, 2019 provided that the party wishing to terminate the Agreement notifies the other party on or before December 31, 2014.

           (ii)           upon sixty (60) days written notice for a substantial and continuing material breach of the other party; provided, that:

                      (A)           the terminating party has provided written notice to the breaching party and the breaching party has not cured the breach within sixty (60) days, or if the breach cannot be cured within sixty (60) days, has not commenced good faith efforts towards such cure or has not diligently pursued such cure to completion; and

                      (B)           neither the Steering Committee nor the mediation process described in Section 18.3 hereof have been able to resolve the breach to the terminating party’s reasonable satisfaction, or

           (iii)           if a petition is filed by or against the non-terminating party in bankruptcy or the non-terminating party makes any assignment for the benefit of creditors.

                      (b)           GMOL may terminate this Agreement at any time within the 30-day period after receiving written notice from Seneca that a Change in Control of Seneca has occurred.  Seneca shall provide such written notice to GMOL as promptly as reasonably possible after any such Change in Control occurs.

                      (c)           If there is an acceleration of the Note (including, for this purpose, a payment default of the final principal payment when due thereunder), this Agreement shall automatically terminate.

                      (d)           Seneca may terminate this Agreement if General Mills is liquidated for the purpose of dissolving the consolidated entities of General Mills.

           19.2           Effects of Termination.  The foregoing events of termination shall have the following consequences:

(a)           If the Agreement is terminated pursuant to Section 19.1(a)(i) above, then, on the effective date of such termination notice:

                      (i)           the party delivering such notice of termination shall pay, by wire transfer to an account designated by the recipient, * to the other party (except as otherwise set forth in Section 22.1 hereof); provided, however, that in the event of a termination that takes effect on or before December 14, 2014, *, and

                      (ii)           legal title to and beneficial ownership of the “Assets” (as defined in the Sale Agreement) (including the real property, plant and equipment, fixtures, furnishings, motor vehicles, the Seneca Inventory  personal property and all contracts related thereto, but specifically excluding the “Transferred Equipment” (as such quoted term is defined in the Sale Agreement) located at any Plant) shall transfer to GMOL automatically, free and clear of all liens and encumbrances except for (a) “Title Defects,” including but not limited to “Permitted Encumbrances” (as each such term is defined in the Sale Agreement) in existence immediately prior to the transfer of the Real Estate Assets from Pillsbury to Seneca pursuant to the Sale Agreement, which Title Defects have not been extinguished as of the termination date of this Agreement and (b) liens for taxes which have accrued but are not yet due or are being contested by GMOL in good faith (and Seneca shall execute such warranty deeds, bills of sale and other conveyancing instruments as GMOL shall reasonably request to effect such transfers); Seneca shall terminate all employees working at the Core Alliance Plants (and any related facility being transferred as part of the Assets) effective as of such effective date, and GMOL shall offer employment to all employees of Seneca working at the Core Alliance Plants and any related facility being transferred as part of the Assets and GMOL shall indemnify, defend and hold harmless Seneca against any claim by employees at the Core Alliance Plants or any related facility under the Worker Adjustment and Retraining Notification Act or any successor federal statute or similar state statute,

                      (iii)           GMOL shall pay to Seneca by wire transfer to an account designated by Seneca, an amount equal to (A) *, plus (B) * (as determined in accordance with US GAAP for Seneca's books and records),

                      (iv)           the outstanding principal balance and accrued interest on the Note, if outstanding at such time, shall be forgiven by GMOL,

           (v)           from and after such effective date, GMOL shall honor its obligations to purchase (from Product Inventory in existence at the Plants on the effective date of termination) Acceptable Cases of Product in accordance with the terms of GMOL’s Annual Commitment in effect at the time of such termination, and

           (vi)           GMOL shall provide Seneca with instructions regarding the shipment of Product Inventory purchased by GMOL prior to such effective date, and Seneca shall ship such Product Inventory in accordance with the requirements of Section 6.4.

           (b)           If the Agreement is terminated pursuant to Section 19.1(a)(ii) above, then the consequences set forth in paragraphs (i), (ii), (iii), (iv), (v) and (vi)  of Subsection 19.2(a) above shall immediately ensue.

           (c)           If the Agreement is terminated pursuant to Section 19.1(b) above, then consequences set forth in paragraphs (i), (ii), (iii), (iv), (v), and (vi)  of Subsection 19.2(a) above shall immediately ensue.

           (d)           If the Agreement is terminated pursuant to Section 19.1(c) above, then the consequences set forth in paragraphs (i), (ii), (iii), (iv), (v), and (vi)  of Subsection 19.2(a) above shall immediately ensue.

           (e)           If the Agreement is terminated pursuant to Section 19.1(d) hereof, then Seneca shall retain title to the Core Alliance Plants and the outstanding principal balance and accrued interest on the Note, if outstanding at such time, shall be forgiven by GMOL.

           (f)           If the Agreement is terminated for any reason hereunder, GMOL shall pay to Seneca, on the effective date of termination and by wire transfer to an account designated by Seneca, an amount equal to the IME Holiday Amount of *, without interest.

(g)           If the Agreement is terminated for any reason hereunder, Seneca shall pay to GMOL, on the effective date of termination and by wire transfer to an account designated by GMOL, an amount equal to the amount of IME included in the transfer price (in the Fiscal Year of termination), but, not actually incurred by Seneca. Thus, for example, if the effective date of termination is January 1, the estimated IME for January through March that was included in the transfer price through December, would be paid by Seneca to GMOL.

ARTICLE XX

FORCE MAJEURE

           Neither party, its affiliates, subsidiaries or parent corporations shall be liable in any way for delay, failure in performance, loss or damage due to any of the following force majeure conditions: fire, embargo, explosion, power blackout, earthquake, volcanic action, flood, war, water, drought, hurricanes, tornadoes, pestilence, the elements, civil or military authority, acts of God, terrorism, public enemy, acts or omissions of third party carriers or other causes beyond their reasonable control; provided, however, that such occurrences shall not suspend obligations to keep information confidential or to comply with obligations which can reasonably be accomplished in spite of such force majeure event.

ARTICLE XXI

EXCLUSIVITY

           As a material inducement to GMOL to enter into this Agreement and to consummate the transactions contemplated hereby, Seneca hereby agrees to the following exclusivity covenants, which Seneca acknowledges are reasonable and necessary under the circumstances of such contemplated transactions:  During the term of this Agreement, and without GMOL’s written consent, which may be given or withheld in GMOL’s sole discretion, Seneca shall not provide any Services using any portion of any facilities, including the Plants, owned, leased or operated by Seneca at any time during such term for purposes of producing any proprietary-brand-name, shelf-stable or frozen, vegetable product, other than the Products under the Green Giant® brand, for retail sale, except such product as is currently being produced and packaged by Seneca under the existing brand names identified in Exhibit L hereto.  The foregoing restriction shall not apply to any Private-Label Products produced by Seneca.

ARTICLE XXII

ASSIGNMENT AND RELATIONSHIP

           22.1           Assignment to Affiliates.  Either party to this Agreement may assign this Agreement to a subsidiary or parent corporation without the consent of the other party; provided that, the assigning party shall remain liable for and will guarantee its assignee’s performance under this Agreement.  Either party shall provide notice to the other party of such assignment.  Other than such permitted assignment and except as set forth in the next paragraph of this Section 22.1, neither party shall assign this Agreement without the prior written consent of the other party.  Subject to these restrictions, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted assigns.

           Notwithstanding the foregoing assignment limitation, and only during the period during which “Senior Indebtedness” (as hereinafter defined) is outstanding, Seneca hereby assigns to the “Senior Creditors” (as hereinafter defined), and grants to the Senior Creditors a security interest in, Seneca’s rights to receive the payments from GMOL contemplated by, and under the circumstances described in, Section 19.2 hereof to secure all amounts owing from time to time under the Senior Indebtedness, and GMOL hereby consents to such assignment and security interest.  If GMOL makes such a payment under the circumstances described in Section 19.2 hereof at a time at which GMOL has not received written notice from the “Collateral Agent” (as hereinafter defined), on behalf of the Senior Creditors, to the effect that there is no Senior Indebtedness outstanding, GMOL and Seneca agree that such payment shall be made by GMOL to a single account specified in writing to GMOL in advance of such payment date by the Collateral Agent, on behalf of the Senior Creditors or, if the Collateral Agent has notified GMOL in writing that the Senior Indebtedness has been irrevocably paid in full, to Seneca.  GMOL shall not be liable for any action taken in reliance upon any notice or other document purported to be delivered hereunder and reasonably believed by GMOL to be genuine.  The foregoing security interest and assignment to the Senior Creditors shall not, and shall not be deemed to, affect in any manner GMOL’s rights of offset under the terms of Sections 3.8 and/or 19.2(f) hereof, and the rights of the Secured Creditors under such security interest and assignment are subject to all the terms of this Agreement and any defense or claim arising therefrom.  As used herein, the terms “Senior Indebtedness,” and “Senior Creditors” and “Collateral Agent” shall have the meanings given to them in Section 9 of the Note.

           22.2           Relationship of Independent Contractors.  The parties hereto are independent contractors.  Nothing herein shall be deemed to create the relationship of partnership or joint venture.  Neither party shall have the right to incur any obligation to third parties which shall be binding upon the other and neither party shall have any interest whatever in the profits and liabilities of the other arising out of or resulting from the subject matter of this Agreement.

           22.3           Independent Labor Obligations.  Neither party hereto shall have the right or authority to employ, supervise or discharge any person on behalf of the other.  Each party shall have the exclusive right to employ, manage and discharge all persons hired by it for the performance of obligations hereunder, and shall with respect to such persons, perform all obligations and discharge all persons hired by it for the performance of obligations hereunder, and shall with respect to such persons, perform all obligations and discharge all liabilities imposed upon employers under labor, wage and hour laws, worker’ s compensation, unemployment compensation insurance, social security and other applicable federal, state and municipal laws and regulations.

ARTICLE XXIII

MISCELLANEOUS

           23.1           Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made and received when personally served, or when mailed by registered or certified first class mail, postage prepaid and return receipt requested, or by Federal Express (or any other nationally-recognized courier service) telecopier or facsimile, by the most rapid practical manner to the addressees indicated on the signature page.  The names and addresses may be changed on ten (10) days’ written notice.

           23.2           Publicity.  Except as set forth below, no public statements or announcements relating to this Agreement shall be issued, by either party, without the prior consent of the other.  Seneca understands that General Mills, the indirect sole stockholder of GMOL (“Parent”), is a publicly held corporation subject to disclosure rules and regulations of federal and foreign securities laws.  Similarly, GMOL understands that Seneca is a publicly held corporation subject to disclosure rules and regulations of federal securities laws.  Each of Seneca (with respect to Parent) and GMOL (with respect to Seneca) acknowledges the right of the other public company to make disclosures with respect to this Agreement at any time if such disclosure is deemed by such other public company, in its reasonable opinion, to be required by law.  In the event either public company determines to make such disclosure, GMOL or Seneca, as the case may be, agrees to notify the other party hereto of such public company’s intention to make such disclosure and to provide such other party with the text of the disclosure sufficiently in advance of its release to the public to enable such other party to have a reasonable opportunity to comment thereon.

           23.3           Survival.  Provisions of this Agreement that by their sense and context may require performance by either or both parties after the termination or expiration of this Agreement shall so survive the expiration or termination.

           23.4           Severability.  If any portion of this Agreement is found to be invalid or unenforceable, the remaining portions shall remain in effect and the parties will begin negotiations for a replacement of the invalid or unenforceable portion.

           23.5           Section Headings.  The headings of the sections hereunder are for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

           23.6           [Intentionally Omitted]

23.7  Compliance with Law.  Seneca shall comply with all applicable local, county, state and federal laws, codes and ordinances of any description, including without limitation all laws regarding occupational health or safety issues, labor laws, product safety laws, fire codes, and hazardous waste or toxic substances management, handling or disposal laws, and Seneca shall forthwith remedy any breach of such laws.

                      (a)           Fair Labor Standards Act.  Without limiting the generality of the foregoing, Seneca agrees that the goods produced under this Agreement will be produced in compliance with all applicable requirements of Sections 6,7, and 12 of the Fair Labor Standards Act, as amended and of regulations and orders of the United States Department of Labor issued under Section 14 thereof.

                      (b)           Equal Opportunity Employment and Affirmative Action.  Without limiting the generality of the foregoing, Seneca agrees that during the fulfillment of this Agreement insofar as such is required by applicable laws or regulations, the contract provisions set forth in 41 CFR 60-741.4 (a)-(f), 41 CFR 60.250.4 (a)-(m), 41 CFR 60-1.4a (1)-(7), and in paragraphs A (a)-(d) of the Policy Letter 80-2 published in 45 FR 35810 on May 28, 1980 shall be incorporated by reference in this Agreement if it is not exempt from the federal contracting requirements.  Seneca agrees to comply with the provisions of 41 CFR 60-2 and incorporates by reference in this Agreement a certificate of non-segregated facilities as provided in 41 CFR 60-1.8 in the form described by the Director of the office of Federal Contract Compliance and Seneca further agrees that it will obtain a similar certificate from its subcontractor and suppliers prior to the award of any subcontract that is not exempt from the federal contracting provisions.

           23.8           General Mills Obligations.  General Mills, the ultimate parent company of GMOL, hereby agrees, during the term of this Agreement, to be obligated, to the same degree and in the same manner as GMOL, to make all payments due to Seneca under Sections 3.6, 4.3, 7.4, 8.1 and 19.2 of this Agreement, and to be entitled to the same rights as GMOL under such Sections.

           23.9           Board Observation Rights.  Seneca hereby agrees that a representative of GMOL shall be permitted to attend and observe all meetings (regular and special) of the Board of Directors at Seneca and any committee thereof.  Such representative shall be entitled to receive notice of all such meetings and copies of all documents and other materials provided or distributed in connection with such meetings, all in the same manner as is provided to the directors of Seneca.

           23.10           Entire Understanding.  This Agreement shall consist of this document, the following exhibits (which may be amended from time-to-time in accordance with this Agreement) attached thereto and all other materials incorporated within by reference:

                      (a)           Exhibits

Exhibit A -	Plants (Recitals)*

Exhibit B -	Accounting Procedures (Definitions)*

Exhibit C -	RCP*

Exhibit D -	[Intentionally omitted]

Exhibit E -	[Intentionally omitted]

Exhibit F -	[Intentionally omitted]

Exhibit G -	[Intentionally omitted]

Exhibit H -	[Intentionally omitted]

Exhibit I -	[Intentionally omitted]

Exhibit J -	[Intentionally omitted]

Exhibit K -	Proprietary Seed (Section 11)*

Exhibit K-1	Proprietary Seed – Right to Use (Sec.11.4)*

Exhibit L -	Permitted Brand Names (Section 21.1)*

Exhibit M -	Agreement for Protection of Trade Secrets (Section 11.3)*

Exhibit N -	Addendum to Seneca’s Form of Grower’s Contract (Section 11.3)*

Exhibit O -	[Intentionally omitted]

Exhibit P -	Storage Facilities*

Exhibit Q -	[Intentionally omitted]

Exhibit R -	Memorandum of Understanding – Project Big Blue (Section 23.12)*

Exhibit S -	Memorandum of Understanding – Project Spring (Section 23.12)*

Exhibit T -	Agreement regarding closure of Dayton, Washington plant (Section 23.12)*

Exhibit U -	[Intentionally omitted]

Exhibit V -	Admin Costs*

   (b)           Quality Documents

Product Specifications

(c)           Performance Goals

           23.11           No Seneca Breach.  The parties hereto agree that the failure by Seneca to perform under this Agreement, but only to the extent arising substantially as a result of GMOL’s failure to perform its obligations under either of Sections 10.05 or 10.06 of the Sale Agreement, shall not be deemed a breach by Seneca of its obligations under this Agreement.

23.12            GMOL Agreement to Modify the Terms of Security Documents under the Sale Agreement.  Under the terms of the Sale Agreement, GMOL, or its predecessors, affiliates or parent company,  entered into mortgages and security agreements (collectively, the “Security Documents”) pursuant to which GMOL has mortgages on and security interests in the Core Alliance Plants.  Such mortgages and security interests shall be discharged and terminated when the Note is paid in full.  Seneca agrees that any indebtedness taken on by Seneca that is secured by mortgages on and security interests in the Core Alliance Plants (the "Core Alliance Plants Mortgage Debt") shall be secured solely by the Core Alliance Plants.  The Core Alliance Plants shall not be used as collateral for any purpose other than securing the Core Alliance Plants Mortgage Debt. GMOL agrees to promptly take all necessary steps, whether requested by Seneca or not, to modify the terms of the Security Documents, any other applicable collateral documents or as may be required by third party mortgage lenders, upon and after payment of the Note in full, to carry into effect the purpose of this section.  Notwithstanding the foregoing, Seneca agrees that in the event the Core Alliance Plants are required to be delivered back to GMOL pursuant to this Second Amended and Restated Alliance Agreement, the Sale Agreement or any other document, Seneca shall pay off or refinance the Core Alliance Plants Mortgage Debt and deliver the Core Alliance Plants to GMOL free and clear of any mortgage, claim or interest (except as provided in Section 19.2(a)(ii)).  The Security Documents and any other applicable collateral documents shall be modified from time to time by the parties in order carry forth the purpose of this section and the parties shall cooperate to timely complete any modifications.

THIS IS THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREIN AND IT SUPERSEDES ALL PRIOR AGREEMENTS, PROPOSALS, REPRESENTATIONS, STATEMENTS, OR UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, CONCERNING SUCH SUBJECT MATTER.  No change, modification or waiver of any of the terms of this Agreement shall be binding unless included in a written agreement and signed by both parties.  Notwithstanding the foregoing, the parties acknowledge and agree that each of the following remains in full force and effect pursuant to its terms: (a) the Memorandum of Understanding – Project Big Blue attached hereto as Exhibit R, (b) the Memorandum of Understanding – Project Spring attached hereto as Exhibit S, and (c) the Agreement dated November 15, 2005 regarding the closure of the Dayton, Washington plant attached hereto as Exhibit T; provided, however, that upon Seneca’s repayment of the Note, the depreciation related to Exhibits R, S and T will have been fully paid by GMOL, and the Memoranda of Understanding listed in Exhibits R, S and T will have no further force or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives.

SENECA FOODS CORPORATION	GENERAL MILLS OPERATIONS, LLC
By: _/s/Kraig H. Kayser__________________ Its: President and Chief Executive Officer Date:_September 28, 2009________________ Print Name:_Kraig H. Kayser________________________	By: _/s/Gerald R. Young________________ Its:__Vice President, Supply Chain Finance__ Date:_September 29, 2009________________ Print Name:_Gerald R. Young_____________

ADDRESS FOR NOTICES:
Seneca Foods Corporation 3736 South Main Street Marion, New York 14505 with a copy to: Seneca Foods Corporation 418 E. Conde St. Janesville, WI 53546 Attention: General Counsel
General Mills Operations, LLC
One General Mills Boulevard
Minneapolis, Minnesota 55426
with a copy to:
General Mills Operations, LLC
One General Mills Boulevard
Minneapolis, Minnesota 55426
Attention:  General Counsel

GENERAL MILLS, INC. By: /s/Gerald R. Young______________ Its: Vice President, Supply Chain Finance
ADDRESS FOR NOTICES:
General Mills, Inc. One General Mills Boulevard Minneapolis, Minnesota 55426 Attention: General Counsel

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